Filed Pursuant to Rule 433
Dated June 15, 2021
Registration Statement No. 333-233255
CIM Commercial Trust
Reaffirms its Previously Announced Rights Offering to Expire on June 23
Announces HFZ-affiliated group’s refusal to retract false and misleading statement and
Responds to HFZ-affiliated group’s request for waiver of ownership limitation

DALLAS–June 15, 2021–CIM Commercial Trust Corporation (NASDAQ: CMCT and TASE: CMCT-L) (“we”, “our”, “CMCT”, “CIM Commercial”, or the “Company”) reaffirmed today that its rights offering is proceeding as previously announced. The subscription period for the rights offering is open and will expire at 4:00 pm New York time on June 23, 2021 (unless extended by CMCT).

In addition, CMCT announced that the HFZ-affiliated group (consisting of affiliates of Lionbridge Capital I, LP, f/k/a HFZ Lionbridge I, LP, along with Robotti & Company, Inc. and Winthrop Realty Partner, L.P. (collectively, the “Group”)) has refused to retract its false and misleading press release. On June 9, 2021, the Group issued a press release falsely alleging that the Company violated securities laws because it was purportedly required to file a Form 8-K to disclose a change to the stock ownership limitations set forth in the Company’s charter. On June 11, 2021, counsel to the Company asked the Group to retract the false and misleading press release. On June 14, 2021, the Group, through its counsel, declined to do so.

The Group’s press release is patently false and materially misleading, and was opportunistically timed in an attempt to disrupt CMCT’s rights offering: Quite simply, the 6.25% stock ownership limitation has been properly disclosed in CMCT’s SEC filings and the Company was not required to file a Form 8-K to report the change. The Group’s press release demonstrates either a lack of basic understanding of law or was made with the intent to deceive and manipulate CMCT stockholders.

Further, the Company announced today that it has declined to grant a waiver of the stock ownership limitation requested by the Group on June 10, 2021.

IMPORTANT

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company or any of its subsidiaries, nor shall there be any offer, solicitation or sale of any securities of the Company or any of its subsidiaries in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the rights offering, including statements containing the words “will,” “expect,” and words of similar import. There can be no assurance of the date on which the period for exercise of the subscription rights will expire or when the settlement date will occur. For a further list and description of the risks and uncertainties inherent in forward-looking statements, see the Annual Report on Form 10-K (as amended) filed by the Company in respect of the fiscal year ended December 31, 2020, and the prospectus supplement relating to the rights offering filed by the Company with the SEC on June 10, 2021. Forward-looking statements are not guarantees of performance or results and speak only as of the date such statements are made. CIM Commercial undertakes no obligation to publicly update or release any revisions to its forward-looking statements, whether to reflect new information, future events, changes in assumptions or circumstances or otherwise, except as required by law.

Free Writing Prospectus | CIM Commercial Trust Corporation
Filed Pursuant to Rule 433 | Dated June 10, 2021 | Registration Statement No. 333-233255
CIM Commercial has filed a registration statement (including a base prospectus) with the SEC in respect of the offering to which this press release relates. Before you invest in the rights offering, you should read the prospectus supplement, dated June 10, 2021 and the accompanying base prospectus, dated December 4, 2019. Before making any investment in the rights offering, you should read the other documents CIM Commercial has filed with the SEC for more complete information about CIM Commercial and the rights offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. You may request to receive a prospectus in respect of the rights offering by calling D.F. King & Co., Inc., the information agent for the rights offering, toll-free at (800) 967-4607.

For CIM Commercial Trust Corporation

Media Relations:
Karen Diehl, Diehl Communications, 310-741-9097
karen@diehlcommunications.com

or

Shareholder Relations:
Steve Altebrando, 646-652-8473
shareholders@cimcommercial.com
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